Filed Pursuant to Rule 433

Registration Statement No. 333-133966

Dated March 19, 2008

Commonwealth Edison Company

$700,000,000 FIRST MORTGAGE 5.80% BONDS, SERIES 108, DUE 2018

FINAL TERMS AND CONDITIONS

Issuer:	Commonwealth Edison Company

Ratings:	Baa2 (Stable) (Moody’s) BBB (Positive) (S&P) BBB (Stable) (Fitch)

Principal Amount:	$700,000,000

Title of Securities:	First Mortgage 5.80% Bonds, Series 108, due 2018

Legal Format:	SEC-Registered (Registration No. 333-133966)

Settlement Date:	March 27, 2008

Maturity Date:	March 15, 2018

Issue Price:	99.808% of principal amount, plus accrued interest, if any, from March 27, 2008

Coupon:	5.80%

Benchmark Treasury:	3.5% due February 15, 2018

Spread to Benchmark:	245 basis points (2.45%)

Treasury Yield:	3.376%

Reoffer Yield:	5.826%

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on September 15, 2008

Redemption Provisions: Make-whole call:	At any time at a discount rate of Treasury rate plus 40 basis points

CUSIP:	202795 HU7

Joint Book-Running Managers:	Banc of America Securities LLC Barclays Capital Inc. Greenwich Capital Markets, Inc.

Senior Co-Managers:	BNP Paribas Securities Corp. J.P. Morgan Securities Inc. Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc.

Co-Managers:	Loop Capital Markets, LLC SBK-Brooks Investment Corp.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Banc of America Securities LLC by calling 1-800-294-1322, Barclays Capital Inc. by calling 1-888-227-2275 (ext. 2663), or Greenwich Capital Markets, Inc. by calling 1-866-884-2071.